Exhibit 10.14a

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”) impose rules and restrictions on the payment of compensation under the Employment Agreement dated April 18, 2007 (the “Original Agreement”) by and between SRA International, Inc. (“SRA”) and Stanton D. Sloane (“Executive”);

WHEREAS, the Original Agreement must be amended on or before December 31, 2008 to comply with or be exempt from Section 409A; and

WHEREAS, SRA and the Executive desire to amend the Original Agreement to cause the Original Agreement as amended hereby to be exempt from Section 409A where possible and to otherwise comply with Section 409A where necessary.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, SRA and the Executive agree as follows:

Section 1. Amendment.

Effective January 1, 2009, the Original Agreement is amended by the addition of a new Section 12 reading as follows:

Section 12. Section 409A Provisions The payments and benefits provided for in this Agreement are intended to comply with Section 409A of the Code (“Section 409A”) and its corresponding regulations, or an exemption, to the extent applicable. This Agreement will be construed, administered, and governed in a manner consistent with this intent. Notwithstanding any other provision hereof, if any provision of this Agreement conflicts with the requirements of Section 409A, the requirements of Section 409A shall supersede any such provision. In no event whatsoever shall SRA be liable for any additional tax, interest or penalties that may be imposed on Executive by Section 409A or any damages for failing to comply with Section 409A, and no amounts payable hereunder shall be increased to compensate for any tax, interest or penalties that may be imposed on Executive by Section 409A, except to the extent that SRA fails to make a payment as required within the time period provided in this Agreement and such failure to pay within such time period triggers such additional tax, interest or penalty.

Annual bonuses that become payable as described in Section 3.B. shall be subject to such terms and conditions as the Compensation Committee of the Board may determine and, subject to Executive’s fulfillment of such terms and conditions (including any bonus condition requiring that the Executive continue to be employed with SRA as of the date of bonus payment in order to qualify for such bonus) shall be paid no later than 2-1/2 months after the end of the SRA fiscal year (or, if later, 2-1/2 months after the end of the calendar year during which such fiscal year ends) to which such bonus relates.

The monthly living allowance payable pursuant to Section 3.F. shall be paid no later than thirty days after the month with respect to which such amounts are payable.

Any “employee benefits” provided for in Section 4.B. (“Continued Benefits”) shall only include a taxable cash monthly payment equal to the monthly cost of COBRA premiums for the SRA group medical and dental insurance and applicable coverage elections that applied to Executive immediately prior to his termination date. Payments of Continued Benefits shall commence on the Payment Commencement Date and continue to be paid on the first day of each month thereafter (subject to reduction as provided in Section 4.B.(iv)).

For purposes hereof, “Payment Commencement Date” shall mean the date (designated by SRA in its sole discretion) within the 60-day period following the Executive’s termination date.

The payments that Executive otherwise becomes entitled to receive pursuant to the provisions of Section 4.B. of this Agreement shall be made only if and when the Executive incurs a “separation from service due to termination of employment” as that phrase is defined under Treas. Reg. Section 1.409A-1(h) and “termination date” shall mean the date Executive incurs a separation of service with respect to SRA.

The bonus described in Section 4.B(ii) (the “Severance Bonus”) shall be paid on the Payment Commencement Date. The base salary continuation payments described in Section 4.B(iii) (“Continued Salary”) shall commence to be paid on the Payment Commencement Date and shall continue to be paid in accordance with SRA’s customary payroll practices as in effect on the date hereof.

Notwithstanding anything the contrary herein, Executive’s entitlement to any Severance Bonus, Continued Salary, or Continued Benefits is conditioned upon the execution and delivery by Executive, within 45 days of Executive’s separation from service, of a release (which is not subsequently revoked) in such form as shall be reasonably determined by SRA. The release shall become irrevocable on the earliest date on which the revocation period with respect to the release is permitted to expire under the Age Discrimination in Employment Act of 1967. Payment for earned but unpaid base salary and payment for accrued but unused personal leave time shall be paid within 30 days of Executive’s termination date.

Any taxable benefits or payments provided under this Agreement are intended to the extent permitted under Section 409A to be separate payments that qualify for the “short-term deferral” exception to Section 409A, and to the extent they do not so qualify, are intended to the extent permitted under Section 409A to qualify for the involuntary separation pay exceptions to Section 409A. If neither of these exceptions applies, then, notwithstanding any provision in this Agreement to the contrary, in the event the Executive is a “specified employee” (within the meaning of Section 409A), all amounts that would otherwise be paid or provided during the first six months following Executive’s separation date shall instead be accumulated through and paid or provided on the later of the date specified by the foregoing provisions of this Agreement and the first business day following the six-month anniversary of Executive’s separation from service.

Section 2. Other Terms.

A.	No Waiver. Except as expressly amended hereby, nothing herein shall constitute a waiver of either party’s rights under the Original Agreement, including without limitation SRA’s rights under Section 4.A.

B.	Entire Agreement. The Original Agreement as amended hereby is the entire agreement between Executive and SRA regarding employment and other matters set forth herein and therein and supersedes any verbal and written agreements on such matters. The Original Agreement as amended hereby may be modified only by written agreement between the Parties.

C.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its or any other jurisdiction’s conflict of laws provision. In the event either Party breaches any provision of this Agreement, the damaged Party may institute an action to specifically enforce any term or terms of this Agreement. With regard to any actions, claims, complaints or proceedings arising out of or relating to this Agreement, at all times the Parties irrevocably submit to the exclusive jurisdiction of any Virginia court or Federal court serving Fairfax County, Virginia.

D.	Incorporation by Reference. Subject to amendment hereby, all other terms and conditions of the Original Agreement are incorporated herein by reference as if set forth wholly herein. Subject to the above, the Employment Period will otherwise terminate as of April 2, 2010.

E.	Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which will be deemed an original for all purposes.

THE PARTIES STATE THAT THEY HAVE READ, UNDERSTOOD AND AGREE TO BE BOUND BY THIS AGREEMENT AND THAT THEY HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF LEGAL COUNSEL BEFORE SIGNING IT AND HAVE EITHER SOUGHT SUCH COUNSEL OR HAVE VOLUNTARILY DECIDED NOT TO DO SO:

IN WITNESS WHEREOF, SRA and Executive have duly executed this Amendment to the Employment Agreement as of this 31st day of December, 2008.

SRA INTERNATIONAL, INC.		STANTON D. SLOANE

By:	/s/ Ernst Volgenau	/s/ Stanton D. Sloane
Name: Ernst Volgenau
Title: Chairman